Franklin Bank Moves Closer to Goal of Commercially-Oriented Community Bank As It Completes Due Diligence on Acquisition of First National Bank of Bryan and Restructures its Balance Sheet
•	Successfully completes due diligence of First National Bank of Bryan

•	Announces restructuring of approximately $580 million of its Single Family Loan Portfolio

•	Continues transition into a commercially-oriented community bank

•	Fourth quarter 2006 charge of $.40 per diluted share
January 8, 2007 — Houston, Texas: PR Newswire-First Call — Franklin Bank, S.S.B. (Franklin or Company), a subsidiary of Franklin Bank Corp. (NASDAQ: FBTX) (AMEX: FBK-P), initiated a series of major moves at year-end 2006 that, when fully-realized, will restructure Franklin Bank into a commercially-oriented Texas community banking operation.
The actions will reduce the bank’s single family loan portfolio by approximately $580 million while at the same time increase the bank’s percentage of commercial loans — as a result of its acquisition of First National Bank of Bryan (FNB).
Franklin has completed the due diligence of its acquisition of FNB and expects the acquisition to close during the second quarter 2007. FNB had $517 million in total assets and six community banking offices in Central Texas as of September 30, 2006.
“After the sale of the single family loans and the completion of the acquisition of the First National Bank of Bryan, we will approach our goal of having 50% of our loans in commercial and community banking loans,” said Anthony J. Nocella, president and CEO of Franklin. “This transformation is significant to Franklin Bank’s tangible capital ratio, earnings power, its valuation in the market place and should provide higher, more stable, returns for our shareholders going forward.”
“We reclassified approximately $580 million of our single family loans, or 20% of our current single family loan portfolio to Held for Sale, and incurred related net charges of approximately $8.8 million after tax, or $.37 per diluted share, in the quarter ended December 31, 2006,” Nocella stated. “The net charge is primarily the result of the inverted yield curve causing the adjustable rate mortgage loans to reset at rates higher than current fixed rates on mortgages. This effect increases prepayments on these loans.” The sale is expected to be completed by the end of the first quarter 2007.
Franklin said it expects to recover this charge over approximately two years. Franklin will initially pay-down higher cost wholesale deposits and borrowings and then reinvest the proceeds in higher yielding commercial loans. After the restructuring steps are accomplished by the end of first quarter 2007, going forward the net interest margin will improve by approximately 15 to 20 basis points. The loans which will be sold are part of the single family loan portfolio referred to as the “placeholder”. The “placeholder” was purchased as a result of the capital raised in Franklin’s initial public offering in December 2003 and will continue to diminish as Franklin continues to transform into a commercially-oriented community bank.
Nocella also announced that Franklin continues to have strong asset quality. In order to further strengthen Franklin’s balance sheet, the Bank is adding to its reserves. “We have recorded charges totaling approximately $1.2 million, pre-tax, or $.03, after tax, per diluted share. These charges include additional reserves for single family loans and commercial loans as well as the effect of the likely economic environment in our geographic markets,” added Nocella. On a pro forma basis, after taking into account the restructuring and the FNB acquisition, Franklin’s reserves are expected to increase by approximately 45%.
Franklin continues to pursue additional acquisitions inside its community banking markets. “Additionally, we will increase our tangible capital through additional capital raises during 2007 to offset the effects of the acquisition of the First National Bank of Bryan.” Nocella stated. “We are financially responsible owners and we will only make deals that make sense and are in the shareholders’ best interest.”

Nocella continues: “We expect these actions to improve our 2007 earnings to record levels by the fourth quarter 2007.”
Franklin will provide updated earnings guidance for 2007 in its fourth quarter 2006 press release scheduled to occur January 30, 2007.
Conference Call
Franklin Bank will hold a conference call at 10:00 AM central time Tuesday, January 9, 2007, to discuss the content of this disclosure. Investors, analysts, and other interested parties are invited to dial into the conference call at 1-888-208-1815; international parties are invited to dial into the call at 1-719-457-2656. Callers must use passcode 1836614. A replay of the conference call will be available until midnight on January 22, 2007 by dialing 1-888-203-1112; international parties are invited to dial into the call at 1-719-457-0820, passcode 1836614.
Contact: Kris Dillon of Franklin (713) 339-8999
Corporate Overview
Franklin Bank Corp., headquartered in Houston, Texas, was formed in April 2002 and is now a $5.2 billion company. Franklin’s common stock initiated trading on the NASDAQ in December 2003 under the ticker symbol FBTX. Franklin Bank Corp.’s common stock is currently included within the following indices: Russell 3000, Russell 2000, Russell Microcap, American Community Bankers, S&P SmallCap 600 Index, S&P Composite 1500, S&P 1000, NASDAQ Bank, NASDAQ Composite, NASDAQ NNM Composite, and NASDAQ Global Select Market Composite. In May 2006, Franklin raised additional capital through a Preferred Stock offering that is now trading on the AMEX under the ticker symbol FBK-P.
Franklin’s community banking philosophy focuses on a high growth commercial lending approach outside the major metropolitan cities in Texas. In addition to its corporate headquarters in Houston, there are currently 38 community banking offices in Texas, 8 regional commercial lending offices, and 39 mortgage loan production offices.

Through its subsidiary, Franklin Bank S.S.B., Franklin offers a wide variety of commercial products that allows it to serve customers in its communities, as well as on a national basis. Franklin Bank focuses on providing high-quality personalized service through its “trusted financial advisors” and strives to meet all financial needs of its customers. In addition to various deposit and loan products, Franklin Bank offers retail brokerage services. For more information, you can visit its website at http://www.bankfranklin.com. Franklin Bank is FDIC insured and an equal housing lender.
Proposed Acquisition
On December 4, 2006 Franklin entered into an agreement to acquire the outstanding shares of First National Bank of Bryan (FNB) in exchange for $134.0 million in cash. The acquisition of FNB enhances Franklin Bank’s commercial and community banking businesses in one of the fastest growing markets in the state of Texas. The acquisition also adds attractive commercial lending and depository relationships. As of September 30, 2006, FNB had $517 million in total assets, $332 million in community banking loans and $448 million in community banking deposits. For the nine months ending September 30th, FNB reported net income of $5.6 million. Additionally, Franklin will add FNB’s six community banking offices to its banking office network. While the transaction remains subject to regulatory approval, approval of FNB’s shareholders and other customary conditions, Franklin expects to complete the acquisition during the second quarter of 2007.
Forward-Looking Information
This announcement includes forward-looking statements. These forward-looking statements include comments with respect to the goals, objectives, expectations, and strategies and the results of the Company’s operations and business. However, by their nature, these forward-looking statements involve numerous assumptions, uncertainties and opportunities, both general and specific. The risk exists that these statements may not be fulfilled. Franklin does not undertake, and hereby disclaims, any duty to update these forward-looking statements even though the situation and circumstances may change in the future. Readers are cautioned not to place undue reliance on these forward-looking statements as a number of factors could cause future Company results to differ materially from these statements.
Forward-looking statements may also be influenced in particular by factors such as fluctuations in interest rates and stock indices, the effects of competition in the areas in which Franklin operates, and changes in economic, political, regulatory and technological conditions. Other specific risks related to Franklin include the following: potential inability to successfully implement its growth business strategy; the integration of businesses that may be acquired; Franklin’s limited operating history; the potential unavailability of external financing; reliance on brokered deposits; the geographic concentration of its business, commercial real estate and consumer loan portfolios, including a significant concentration in California; the potential unavailability of single family loans for bulk purchase; the portion of the single family loan portfolio that is less than one year old; fraud and negligence by loan applicants and others with whom Franklin does business; credit risk associated with smaller borrowers in its mortgage banker finance operation; the effect of changes in the extensive regulatory scheme to which the Company is subject; the possibility that allowance for credit losses may be insufficient to cover actual losses; interruption in or breach of the information systems; the potential inability to obtain the third-party information services on which it relies; and environmental risks associated with foreclosure on real estate properties. Franklin cautions that the foregoing list is not exhaustive. Investors should carefully consider the aforementioned factors as well as other uncertainties and event.